EXHIBIT 99.1

MEDIA CONTACT:
Sandy Pfaff
Pfaff PR for Bank of Marin
415.819.7447 | sandy@pfaffpr.com

Bank of Marin Announces Retirement of Joseph D. Martino from Boards of Directors
Recognized for business expertise and community contributions

NOVATO, CA - (May 15, 2013) - Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, has announced the retirement of Joseph D. Martino, after 13 years of service on the Company's Boards of Directors.

A Marin resident since 1969, Martino enjoyed a 42-year career in banking before he retired from business in 1997. During his career, he worked with Wells Fargo Bank for 30 years, including 15 years spent managing their 30 branch office network in Marin and Redwood Empire.

Martino joined the Board in 2000 and has served as a member of the Audit Committee since that time and as a member of the Bank's Asset/Liability Management Committee since 2001, serving as Chair of that Committee since 2005. He has also been a member of the Executive and Nominating & Governance Committees since 2009.

Known for his community involvement, Martino is a director and past President of the Salesian Boys' and Girls' Club, a director of the Marin Bocce Federation (San Rafael Park and Recreation), President of the Nazareth House Retirement Home Advisory Board, and an Advisory Board Member of the Marin History Museum Board. He has served on numerous other boards including United Way, Ecumenical Association for Housing, San Rafael Rotary Club and Marin Tennis Club.

Martino has also been a “ball dude” for the San Francisco Giants, a highly coveted role with the team, and he has plans to participate again this summer.

“Joe has been a leader on the Bank of Marin Board and in our community for many, many years,” said Joel Sklar, M.D., Chairman of the Board. “We have benefited greatly from his insights and experience in business and from his commitment as a volunteer. He will be greatly missed and we wish him well.”

A San Francisco native, Martino graduated from San Francisco City College, the American Institute of Banking and the Graduate School of Credit and Financial Management at Stanford University. He and his wife Pola live in San Rafael. They have 6 children, 14 grandchildren and 3 great-grandchildren.

About Bank of Marin Bancorp
Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than thirteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.
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